Exhibit 99.1

Press Release

INTERPOOL, INC. ELECTS TWO NEW INDEPENDENT DIRECTORS

           PRINCETON, NJ, November 10, 2004 - Interpool, Inc. (IPLI.PK) announced today that its Board of Directors has elected Michael S. Mathews and William J. Shea, Jr. to the Interpool Board of Directors to fill two vacancies. The board has determined that both Mr. Mathews and Mr. Shea meet the requirements to be deemed independent directors of the Company.

           Mr. Mathews, an experienced international investment banker, private equity investor and corporate director, is currently the managing director of Westgate Capital Co., a firm he founded in 1993 to identify and structure investment opportunities on behalf of private investors. Mr. Mathews served on the Board of Petroleum Geo-Services from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965.

           Mr. Shea is president and co-founder of Kelley Transportation Services, Inc, a transportation equipment manufacturing and leasing business headquartered in San Francisco. From 1987-2004, he served as president of Bay Cities Leasing LLC an operating leasing company specializing in domestic containers, chassis and intermodal trailers. In 1994, Mr. Shea was named program manager of the EMP Program - a national pool of 30,000 domestic containers and chassis operating on Union Pacific, Norfolk Southern, CP Rail, CN and other Class 1 rail systems. To facilitate EMP Program expansion, Bay Cities Leasing formed a joint venture with Union Pacific, called Bay Pacific Financial, to provide $400 million of capital to the program. Mr. Shea served as co-chairman of Bay Pacific Financial from 1994-2004, when he and his partner completed the sale of Bay Cities Leasing to Transport International Pool, a unit of GE Capital Services. Mr. Shea is active in numerous charities. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1977.

          “We are delighted to welcome Mike Mathews and Bill Shea to our Board and we look forward to working with them,” said Martin Tuchman, Chairman and Chief Executive Officer of Interpool. “Each of these individuals brings an impressive background of experience in business that will serve us well in the future.”

          With these appointments, Interpool’s Board of Directors consists of eight directors. Both Mr. Shea and Mr. Mathews will be nominated for re-election for a full three-year term at Interpool’s upcoming annual meeting of stockholders, to be held in December 2004.

          Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. The company is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in forward-looking statements to reflect events or circumstances after the date hereof. particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Contact : Interpool, Inc.

James F. Walsh
Executive Vice President &
Chief Financial Officer
(609) 452-8900
jwalsh@interpool.com